Exhibit 99.1
NEWS RELEASE
CONTACT: Philip G. Franklin
Vice President, Operations Support & CFO (773) 628-0810
LITTELFUSE UPDATES GUIDANCE FOR SECOND QUARTER
     CHICAGO, July 7, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the second quarter of 2009 as follows:
•	Sales for the second quarter of 2009 are now expected to be approximately $101 million, which represents a 20% sequential increase compared to the first quarter of 2009. Previous guidance called for a 10-15% sequential increase.

•	On a GAAP basis, the company expects to report a loss of ($0.12) to ($0.14) per diluted share, which includes restructuring charges of approximately $7 million (pre-tax) or $0.22 per diluted share. These restructuring charges relate to plans announced on May 19, 2009 to further consolidate manufacturing sites and further reduce operating expenses.
     “Automotive and electronics sales improved more than expected in the second quarter, and electrical sales increased in line with normal seasonality,” said Gordon Hunter, Chief Executive Officer. “With the cost reductions that have been implemented, the current sales run-rate is well above our breakeven point, excluding restructuring charges. While most end markets are still weak, channel inventories have declined considerably and we are now into the traditionally stronger part of the year.”
     No conference call will be held in conjunction with this guidance revision. Littelfuse is scheduled to release financial results for the second quarter on Wednesday, July 29, 2009.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand
-more-

circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2008. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2008.
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